EXHIBIT 99.1

Contact: ComEd Media Relations 312-394-3500	FOR IMMEDIATE RELEASE
ComEd Announces New Directors and Senior Officers
CHICAGO (November 28, 2005) — ComEd announced today several actions intended to affirm the fact that ComEd is an independent entity, separate and distinct from parent Exelon Corporation, and to strengthen the company’s ability to successfully manage some potentially difficult financial and strategic issues as Illinois completes its transition to restructuring after 2006. The actions include the election of a new board of directors and a slate of senior officers who no longer have responsibilities at Exelon.
ComEd announced that effective immediately, a new five-member board of directors has been elected for the company. The five directors are:
•	Frank M. Clark, Chairman and Chief Executive Officer of ComEd

•	Sue Ling Gin, founder, owner, chairman and CEO of Flying Food Group, LLC

•	Edgar D. Jannotta, chairman of William Blair & Company, LLC

•	John W. Rogers, Jr., chairman and chief executive officer of Ariel Capital Management

•	Richard L. Thomas, retired chairman of First Chicago NBD
It also noted that Gin, Jannotta, Rogers and Thomas are currently independent directors on the Exelon Board. ComEd’s previous board members were Barry Mitchell, Gary Snodgrass, John Rowe and John (Jack) Skolds.
In addition, the company announced the appointment of a new slate of ComEd officers, each without responsibilities to Exelon.
They are:
•	Frank Clark, Chairman and CEO

•	Barry Mitchell, President

•	John Costello, EVP, Chief Operating Officer

•	Bob McDonald, SVP, Chief Financial Officer

•	Anne Pramaggiore, SVP, Regulatory Affairs

•	John Hooker, SVP, Government Affairs

•	Darryl Bradford, VP, General Counsel
-more-

“ComEd has taken these actions in light of recent regulatory and political developments in Illinois that have put its ability to recover its costs of doing business, as well as procure power, at risk,” said Clark. He noted that Exelon is not obligated nor can it use its financial resources to subsidize ComEd, if the utility were forced after the end of 2006 to acquire power on the open market at prices greater than those it is permitted to collect from customers. “We hope that the actions taken today make it clear that ComEd’s destiny is entirely in its own hands,” added Clark.
Clark said he hopes that “a comprehensive resolution of these regulatory and political issues can be achieved without the necessity of further steps at ComEd.” As part of this process, ComEd has stated its commitment to helping consumers avoid “rate shock” as they transition from nearly a decade of frozen, below-market electricity rates to current market rates. That is the goal of the “safety net” approach the company announced earlier, which would limit rate increases for electricity purchases to single digits through 2009.
ComEd’s current supply contracts expire at the end of 2006, at which time it must go to the open market to purchase power on behalf of its customers. The company divested its generation assets several years ago and has become strictly a transmission and distribution company, meaning that it needs to acquire power from others to fulfill customer needs. This divestiture of generation assets, both to outside companies and to an Exelon affiliate, was made in the wake of legislation enacted in 1997 that encouraged the divestiture, and sought to restructure the electric power industry and move to full competition for power generation, following a transition period that ends on December 31, 2006.
ComEd management has repeatedly noted that the company could suffer significant financial distress if it is not afforded a procurement process that enables it to pass through the cost it incurs to procure power.
Rating agencies have confirmed ComEd management’s concerns. For example, Moody’s has put ComEd’s credit rating on its “watch” list, and Standard & Poor’s has recently downgraded ComEd and its affiliates, citing the “heightened adversarial regulatory environment” in Illinois.
“Given the potential serious consequences if ComEd cannot recover its costs, the new governance structure put in place today ensures that ComEd is able to make independent decisions about its financial and strategic interests, and to continue to advocate positions that we believe are in the best interests of our customers,” Clark said. He noted the value of the new, majority board of outside directors as a factor that would help provide more effective independent oversight of the company.
Exelon executives noted that this action would not affect Exelon’s timetable for its merger with New Jersey-based Public Service Enterprise Group Incorporated (PSEG).
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Commonwealth Edison Company (ComEd) is a unit of Chicago-based Exelon Corporation (NYSE: EXC), one of the nation’s largest electric utilities with more than $14 billion in revenues and a customer base of five million. ComEd provides service to approximately 3.7 million customers across Northern Illinois, or 70 percent of the state’s population.